UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 4, 2017

ROCKY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-34382	31-1364046
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39 East Canal Street, Nelsonville, Ohio	45764
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(740) 753-1951

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers Compensation Actions

On April 4, 2017, Rocky Brands, Inc. (the “Company”) announced the appointment of William L. Jordan and Robert B. Moore, Jr. to the Company’s Board of Directors (the “Board”) as Class II Directors to serve until the 2018 annual meeting of shareholders and until their successors are duly elected.

Messrs. Jordan and Moore were appointed to fill vacancies in Class II of the Company’s Board created by (1) the resignation of David Sharp from his position as a Class II Director on September 8, 2016, and (2) the increase in the number of directors constituting the full Board from eight to nine. The Board expects to appoint Messrs. Jordan and Moore to one or more committees of the Board at an upcoming meeting.

Neither Mr. Jordan nor Mr. Moore has any direct or indirect material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between either Mr. Jordan or Mr. Moore and any other person pursuant to which either was selected as a director.

As with each of the Company’s other non-employee directors, Messrs. Jordan and Moore will be entitled to receive an annual retainer of $70,000, payable by the issuance of shares valued at $7,000 on the first day of each quarter, and the balance of $42,000 payable in cash quarterly.

A press release announcing the appointment of Messrs. Jordan and Moore to the Board is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99	Press Release, dated April 4, entitled “Rocky Brands, Inc. Appoints William L. Jordan and Robert B. Moore, Jr. to Board of Directors.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocky Brands, Inc.

Date: April 7, 2017	By:	/s/ Mike Brooks
Mike Brooks
Chief Executive Officer

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